Exhibit 10.1

AMENDED AND RESTATED AGENCY AGREEMENT

This Amended and Restated Agency Agreement (the "Agreement") is made as of this 4th day of November, 2008 by and between a Joint Venture Composed of Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC (together, jointly and severely, the "Agent") and Circuit City Stores, Inc., a Virginia corporation ("CCI"), Circuit City Stores West Coast, Inc., a California corporation, and CCI's other direct and indirect subsidiaries (collectively, "Merchant") with a principal place of business at 9950 Mayland Drive, Richmond, Virginia 23233.

RECITALS

WHEREAS, Merchant desires that Agent act as Merchant’s exclusive agent for the purpose of conducting a sale (the "Sale") of all of the Merchandise (as hereinafter defined) located in one hundred fifty-four (154) retail store locations set forth on Exhibit 1 (each a "Closing Store," and  collectively the “Closing Stores”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent and Merchant hereby agree as follows:

Section 1. Defined Terms.  The terms set forth below are defined in the Sections referenced of this Agreement:

Defined Term	Section Reference
Additional Stores	Section 21
Agency Account	Section 7.2(a)
Agency Documents	Section 12.1(b)
Agent	Preamble
Agent Claim	Section 13.5
Agent Letter of Credit	Section 3.3(b)
Agent’s Fee	Section 3.2
Agent Indemnified Parties	Section 14.1
Agreement	Preamble
Applicable Law	Section 9.12
Benefits Cap	Section 4.1(b)
Central Service Expenses	Section 4.1
Closing Stores	Recitals
Cost File	Section 5.3(a)
Cost Value	Section 5.3(a)
Defective Merchandise	Section 5.1(b)
Designated Merchant Accounts	Section 7.2(b)
Discount	Section 5.3
Display Merchandise	Section 5.1
Estimated Guarantee Amount	Section 3.3(a)
Events of Default	Section 15
Excluded Defective Merchandise	Section 5.1
Excluded Goods	Section 5.1
Expenses	Section 4.1
FF&E	Section 5.1(b)
Final Reconciliation	Section 3.5(b)
Gross Rings	Section 3.4
Guaranteed Amount	Section 3.1(a)
Guaranty Percentage	Section 3.1(a)
Layaway Inventory	Section 9.3(c)
Lender Agent	Bank of America, N.A., in its capacity as agent under Merchant's existing credit facility
Merchandise	Section 5.1(a)
Merchant	Preamble
Merchant Consignment Goods	Section 5.2(a)
Occupancy Expenses	Section 4.1
Payment Date	Section 3.3(c)
Permitted Installation Services Pricing Adjustment	Section 8.2 Section 5.3(b)
Proceeds	Section 7.1
Retail Price	Section 5.3
Recovery Amount	Section 3.1(b)
Refund	Section 9.8
Remaining Merchandise	Section 3.2
Reserve Inventory	Section 9.3(c)
Reserve & Layaway Inventory	Section 9.3(c)
Retained Employee	Section 10.1
Retainer	Section 3.3(b)
Retention Bonus	Section 10.4
Sale	Recitals
Sale Commencement Date	Section 6.1
Sale Guidelines	Section 9.1
Sale Term	Section 6.1
Sale Termination Date	Section 6.1
Sales Taxes	Section 9.4
Supplies	Section 9.5
Vacation Benefits	Section 4.1
WARN Act Weekly Sale Reconciliation	Section 10.1 Section 3.5(a)

Section 2. Appointment of Agent.

2.1           Appointment of Agent.  Merchant hereby irrevocably appoints Agent, and Agent hereby agrees to serve as Merchant’s exclusive agent for the limited purpose of conducting the Sale and, to the extent designated by Merchant, disposing of Merchant’s owned FF&E, in accordance with the terms and conditions of this Agreement.

Section 3. Guaranteed Amount and Other Payments.

3.1 Payments to Merchant.

(a) As a guaranty of Agent’s performance hereunder, Agent guarantees to Merchant that the Proceeds of the Sale shall equal or exceed seventy-two percent (72%) (the “Guaranty Percentage”) of the aggregate Cost Value of the Merchandise included in the Sale (the “Guaranteed Amount”) plus an amount sufficient to pay all Expenses.

(b) To the extent that Proceeds exceed the sum of (x) the Guaranteed Amount, (y) Expenses of the Sale, and (z) three and one half percent (3.5%) of the aggregate Cost Value of the Merchandise (the “Agent’s Fee”) (the sum of (x), (y) and (z), the “Sharing Threshold”), then all remaining Proceeds of the Sale above the Sharing Threshold shall be shared fifty percent (50%) to Merchant and fifty percent (50%) to Agent.  All amounts, if any, to be received by the Merchant from Proceeds in excess of the Sharing Threshold shall be referred to as the “Recovery Amount.”  The Agent shall pay to the Merchant the Guaranteed Amount, the Recovery Amount, if any, in the manner and at the times specified in Section 3.3 below.  The Guaranteed Amount and the Recovery Amount will be calculated based upon the aggregate Cost Value of the Merchandise as determined by the amount of Gross Rings, as adjusted for shrinkage per this Agreement.

(c) The Guaranty Percentage has been fixed based upon the aggregate Cost Value of the Merchandise, being not less than $190,000,000 (the “Merchandise Threshold”), or in excess of $220,000,000 (the “Merchandise Ceiling”).  To the extent that the aggregate Cost Value of the Merchandise included in the Sale is less than the Merchandise Threshold, or in excess of the Merchandise Ceiling, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(c) annexed hereto, as and where applicable.   In the event that the aggregate Cost Value of the Merchandise in Merchant’s perpetual inventory file is less than $197,500,000 as of the Sale Commencement Date, Merchant shall deliver to the Stores (at Agent’s direction) additional goods of similar mix, quality and assortment as set forth on Exhibit 12.1(n) to be included as Merchandise with an aggregate Cost Value sufficient to remedy such shortfall, which goods must be received at the Closing Stores designated by Agent no later than the 7th day after the Sale Commencement Date.

3.2 Payments to Agent.

(a) The Agent shall receive as its compensation for services rendered to the Merchant, the Agent’s Fee, plus all remaining Proceeds of the Sale after payment of the Guaranteed Amount, Expenses of the Sale, the Recovery Amount, if any, and all other amounts payable to the Merchant from Proceeds hereunder.

(b) Subject to Merchant’s rights with respect to the Recovery Amount, all Merchandise remaining, if any, at the Sale Termination Date (the “Remaining Merchandise”) shall become the property of Agent, free and clear of all liens, claims and encumbrances, provided, however, that Agent shall use its best efforts to sell all of the Merchandise during the Sale.  Any proceeds received from the sale of any Remaining Merchandise shall be deemed Proceeds under this Agreement.

3.3 Time of Payments.

(a) During each week’s reconciliation as provided for in section 3.5 during the Sale Term, all Proceeds of the Sale shall be deposited into the Designated Deposit Accounts.  Proceeds shall be disbursed, on a weekly basis, as follows: (i) first, to Merchant, to reimburse Merchant for Expenses paid by Merchant during the previous week, (ii) second, to Agent, to reimburse Agent for Expenses paid by Agent during the previous week, (iii) third, to Merchant, until the Guaranteed Amount is paid in full, (iv) fourth, to Agent, until the Agent’s Fee is paid in full, (v) fifth, to Merchant, in payment of the Recovery Amount, and (vi) sixth, to Agent, the remainder.

(b) Within two (2) business days after the Sale Commencement Date, Merchant will fund an Expense retainer in the amount of $1 million (the "Retainer") from Proceeds of the Sale to secure payment of Expenses, which Retainer shall be held until the earlier of (i) assumption of this Agreement in a chapter 11 proceeding, if any, and (ii) Final Reconciliation; provided, further, that in the event this Agreement is assumed in a chapter 11 proceeding, if any, the Retainer shall be applied in connection with next Weekly Sale Reconciliation occurring thereafter to amounts owed to the Agent under this Agreement.

(c) No later than two (2) business days after execution hereof (the “Payment Date”), and to secure payment of the unpaid portion of the Guaranteed Amount and Expenses from Agent to Merchant hereunder, Agent shall deliver to Merchant an irrevocable standby letter of credit, naming Merchant as beneficiary, substantially in the form of Exhibit 3.3(b) attached hereto, in the original face amount equal to the $30,000,000 (the “Agent Letter of Credit”).  Agent shall use its best efforts to cause the Agent Letter of Credit to be delivered no later than the Payment Date.  In the event that Agent shall fail to pay to Merchant, any amount required to be paid hereunder, Merchant shall be entitled to draw on the Agent Letter of Credit to fund such amount following five (5) days’ written notice to Agent of the Merchant's intention to do so.  The Agent Letter of Credit shall expire no less than sixty days after Sale Termination; provided however; Merchant and Agent agree that after payment of the unpaid portion of the Guaranteed Amount pursuant to Section 3.3(a), the face amount of the Agent Letter of Credit shall be reduced in an amount(s) to be agreed upon by Merchant and Agent, but in any event not less than the sum of any and all amounts then due or to be due and payable from Agent in connection with the Guaranteed Amount or Expenses.  Unless the parties shall have mutually agreed that they have completed the Final Reconciliation under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiry date, Merchant shall receive an amendment to the Agent Letter of Credit solely extending (or further extending, as the case may be) the expiry date by at least sixty (60) days.  If Merchant does not receive such amendment to the Agent Letter of Credit no later than thirty (30) days before the expiry date, then all amounts hereunder shall become immediately due and payable and Merchant shall be permitted to draw under the Agent Letter of Credit in payment of amounts owed and Merchant shall hold the balance of the amount drawn under the Agent Letter of Credit as security for amounts that may become due and payable to Merchant hereunder.  In addition, Merchant has represented that its perpetual inventory file will show that the aggregate Cost Value of the Merchandise is no less than $197,500,000 as of the Sale Commencement Date.

3.4 Gross Rings.  During the Sale Term, Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value of the Merchandise sold by SKU.  All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.  Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis, to account for shrinkage, on the basis of 101.75% of the aggregate Cost Value of Merchandise sold during the Sale Term.

3.5 Reconciliation

(a) On each Thursday during the Sale Term, commencing on the second Thursday after the Sale Commencement Date, Agent and Merchant shall cooperate to jointly prepare a reconciliation of the weekly Proceeds of the Sale, Expenses and any other Sale related items that either party may reasonably request (the “Weekly Sale Reconciliation”).

(b) Within thirty (30) days after the Sale Termination Date, Agent and Merchant shall jointly prepare a final reconciliation of the Sale, including, without limitation, a summary of Proceeds, Expenses, and any other accounting required hereunder (the “Final Reconciliation”) and deliver the same to each other.  Within five (5) days of completion of the Final Reconciliation, Agent shall pay to Merchant, or Merchant shall pay to Agent, as the case may be, any and all amounts due the other pursuant to the Final Reconciliation.  During the Sale Term, and until all of Agent’s obligations under this Agreement have been satisfied, Merchant and Agent shall have reasonable access to Merchant’s and Agent’s records with respect to Proceeds and Expenses to review and audit such records.

Section 4. Sale Expenses.

4.1 Expenses.  Agent shall unconditionally be responsible for all Expenses incurred in conducting the Sale.  As used herein, “Expenses” shall mean Closing Store-level operating expenses of the Sale which arise during the Sale Term (except in the case of (c) below, which may arise prior to the Sale Commencement Date) at the Closing Stores limited to the following:

(a)	all payroll (including SPIFS) for Retained Employees for actual days/hours worked in the conduct of the Sale and third party payroll processing fees;

(b)
amounts payable including FICA, unemployment taxes, worker’s compensation, healthcare insurance benefits, and paid time-off benefits that accrue during the Sale for Retained Employees  in an amount not to exceed 20.4% of base payroll for each Retained Employee (the “Benefits Cap”);

(c)
on-site supervision of the Stores, including base fees and bonuses of Agent’s field personnel, actual costs of temporary employees retained by Agent through third-party agencies during the Sale Term, travel to and from the Stores and incidental out-of-pocket and commercially reasonable travel expenses relating thereto (including reasonable and documented corporate travel to monitor and manage the Sale)

(d)	advertising and signage expenses (at Merchant’s contract rates, if available);

(e)
local, leased line, satellite broadband connections and long distance telephone (including network connection charges such as T-1 lines) expenses incurred in the conduct of the Sale and not reflected in 4.1(l);

(f)	credit card, Telecheck and bank card fees, chargebacks, discounts, bad debt expense, check guarantee fees and any other bank charges relating to store operations;

(g)	costs of all security services, including, without limitation, security systems, courier and guard service, building alarm service, alarm services maintenance and armored car expenses;

(h)	store cash theft and other store cash shortfalls in the registers;

(i)
a pro-rata portion of Merchant’s property, casualty, general liability and/or other insurance premiums attributable to the Merchandise, which are not reflected in 4.1(l), and the incremental cost of Agent’s insurance necessary to fulfill Agent’s obligations as set forth in Section 12 herein;

(j)	costs of transfers of Merchandise initiated by Agent between the Closing Stores during the Sale Term, including freight and delivery costs;

(k)	Retention Bonuses as described in Section 10.4 below;

(l)	actual Occupancy Expenses for the Stores on a per location and per diem basis in an amount equal to the per Store per diem amount set forth on Exhibit 4.1 hereto;

(m)	Agent’s actual cost of capital, reasonable attorney’s fees, letter of credit fees, insurance costs and other transaction costs;

(n)	additional Supplies;

(o)	the actual costs and expenses of providing such additional services that Agent in its sole discretion deems appropriate, not to exceed $100,000 unless agreed to by Merchant;

(p)	the actual cost of delivering Merchandise to customers minus any reimbursement from customers, which reimbursement shall not constitute Proceeds hereunder;

(q)	the actual cost of installing Merchandise for customers minus any reimbursement from customers, which reimbursement shall not constitute Proceeds hereunder;

(r)	Central Services Expenses of $10,000 per week during the Sale Term;

(s)	postage, courier and overnight mail charges to and from or among the Closing Stores and central office to the extent relating to the Sale;

(t)	housekeeping, cleaning services and snow and trash removal; and

(u)	all fees and charges required to comply with Applicable Laws.

There will be no double payment of Expenses to the extent Expenses appear or are contained in more than one Expense category.  Notwithstanding anything herein to the contrary, to the extent that an Expense listed in Section 4.1 is also included on Exhibit 4.1, then Exhibit 4.1 shall control and such Expense shall not be double counted.

As used herein, the following terms have the following respective meanings:

“Central Service Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Sale, including, but not limited to, MIS services, payroll processing, cash reconciliation, inventory processing and handling, and data processing and reporting.

“Excluded Benefits” means, with respect to each Retained Employee, (i) the following benefits arising or accruing prior to the Sale Commencement Date: (v) vacation days or vacation pay, (w) sick days or sick leave or any other form of paid time off, (x) maternity leave or other leaves of absence, termination or severance pay, and (y) ERISA coverage and similar contributions and/or (ii) any benefits in excess of the Benefits Cap, including any payments due under the Worker Adjustment Retraining Notification Act (“WARN Act”).

 “Occupancy Expenses” means actual base rent, percentage rent, HVAC, utilities, CAM, storage costs, real estate and use taxes, merchant’s association dues and expenses, personal property leases (including, without limitation, point of sale equipment), cash register maintenance, building maintenance, rental for furniture, fixtures and other equipment, and building insurance relating to the Closing Stores limited on a per diem, per Closing Store basis and limited to those amounts and categories as described on Exhibit 4.1 attached hereto.

“Expenses” shall not include: (i) Excluded Benefits; (ii) expenses associated with any of Merchant’s distribution centers; (iii) any Occupancy Expenses in excess of the amounts set forth on  Exhibit 4.1; (iv) costs of transferring Merchandise from Merchant’s distribution centers to the Stores, and (v) any other costs, expenses, or liabilities arising during the Sale Term in connection with the Sale, other than the Expenses listed above, all of which shall be paid by Merchant promptly when due during the Sale Term.

4.2 Payment of Expenses.  All Expenses incurred during each week of the Sale (i.e., Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Sections 3.3 and 3.5, based upon invoices and other documentation reasonably satisfactory to Agent.

4.3 The Agent shall be unconditionally responsible for the payment of all Expenses whether or not there are sufficient Proceeds collected to pay such Expenses after the payment of the Guaranteed Amount.

Section 5. Merchandise.

5.1 Merchandise Subject to this Agreement.

(a) For purposes of this Agreement, “Merchandise” shall mean: (i) all finished goods inventory that is owned by Merchant and located at the Closing Stores as of the Sale Commencement Date, including, Display Merchandise, and Defective Merchandise.  For the avoidance of doubt, Merchandise shall include all Panasonic consignment goods on display in a Closing Store.

(b) Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees or concessionaires of Merchant; (2) furnishings, trade fixtures, equipment and improvements to real property that are located in the Closing Store (collectively, “FF&E”); (3) Return to Vendor (RTV)/to be repaired merchandise; (4) merchandise subject to Manufacturer’s recall; (5) Bose branded merchandise; (6) Reserve & Lay Inventory; (7) Department #111 Direct TV Receivers; (8) closed-box Panasonic consignment goods; (9) Excluded Defective Merchandise, or (10) other goods held by Merchant on memo, on consignment (other than Panasonic consignment goods on display in a Closing Store), or as bailee ((1) though (10), collectively, “Excluded Goods”).  As used in this Agreement the following terms have the respective meanings set forth below:

“Display Merchandise” means those items of inventory used in the ordinary course of business as displays or floor models, including inventory that has been removed from its original packaging for the purpose of putting such item on display, but not customarily sold or saleable by the Merchant.

“Excluded Defective Merchandise” means any non-saleable item of merchandise that is dented, worn, shopworn, scratched, broken, faded mismatched, damaged, defective, refurbished, incomplete, out of box, mismatched, scratched, discolored, returned, missing power cords or other included components, repaired or suffering from other damages or merchandise affected by other similar defects rendering it otherwise not suitable or salable for its intended purpose.

“Defective Merchandise” means any item of merchandise that is dented, worn, scratched, broken, faded, mismatched, or merchandise affected by other similar defects rendering it not first quality, but which is saleable by Agent during the Sale Term.  Defective Merchandise does not include Display Merchandise.

5.2 Sale of Excluded Goods.

(a)           Merchant shall retain all responsibility for Excluded Goods.  If the Merchant elects at the beginning of the Sale Term, Agent shall accept all or a portion of Excluded Goods, as directed by Merchant, for sale as “Merchant Consignment Goods” at prices established by the Agent, except in the case of prices for Reserve & Lay Inventory, which shall be established by Merchant.  Agent shall retain 20% of the sale price for all sales of Merchant Consignment Goods, and the Merchant shall receive 80% of the receipts in respect of such sales; provided, however, that, notwithstanding anything to the contrary herein, Merchant shall receive 80% of the sale price for all sales of closed-box Panasonic consignment goods.  Agent shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 3.5.  Except as expressly provided in this Section 5.2, the Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.

(b)           Notwithstanding anything to the contrary herein, Agent shall (i) process all Reserve Inventory without compensation and (ii) process all Layaway Inventory with Merchant retaining 90% of the proceeds from the sale of each item of Layaway Inventory and Agent retaining 10% of such proceeds.  All returns or refunds associated with Reserve & Layaway Inventory shall be processed in accordance with sections 9.7 and 9.8, respectively.  By no later than Tuesday, November 4, 2008, Merchant agrees to notify all Reserve & Layaway Inventory customers that they must take delivery of all Reserve & Layaway Inventory by no later than Saturday, November 22, 2008.

5.3 Valuation.

(a)           For purposes of this Agreement, “Cost Value” shall mean, with respect to each item of Merchandise, the standard cost (determined by applicable merchant accounting unit for such item of Merchandise as reflected in Merchant’s master cost file as of the Sale Commencement Date) (the "Cost File”).  Cost is determined by the average cost method and includes the cost of freight from the vendor to the Merchant’s distribution centers, or in the case of direct shipments, the cost of freight from the vendor to the Merchant’s stores.  In the case of import Merchandise, cost includes duties, brokerage fees, drayage, and other associated costs that result in a net landed cost.  Also included in the cost of inventory are certain discounts and vendor allowances that are not a reimbursement of specific, incremental and identifiable costs to promote vendors’ products.  With respect to some, and in certain instances all, items of Merchandise, cost, as reflected in the Cost File, does not account for or include certain volume discounts, advertising co-op allowances, or other discounts, including, without limitation, cash discounts (each a "Discount"); provided. further, that the Cost Value associated with any such item of Merchandise shall not be adjusted on account of any Discount(s).  The Cost Value represents the stock ledger cost, which includes a 5% load to protect inventory margin for internal reporting and is reversed on the general ledger.

(b)           To the extent there is a difference between the Cost Value determined in accordance with section 5.3(a) and Merchant’s “SKU Detail – Stores and Transfer Merch” as set forth on Exhibit 5.3(b) with respect to an item of Merchandise, the Cost Value for such item of Merchandise shall be adjusted to the “average cost” as set forth on Exhibit 5.3(b).

(c)           For purposes of this Agreement, Retail Price shall mean, with respect to each item of Merchandise, as of the Sale Commencement Date, the lower of (i) the lowest ticketed, shelf marked, or rebate price, and (ii) the lowest register or file price, except for minimum discretionary prices allowed to sales persons.  The marked down Retail Price of open box or display Merchandise will not be applied as the lowest Retail Price for other items of the identical SKU.  If Merchant and Agent agree that any item is clearly mismarked, then such mismarked price will not be utilized when determining Retail Price and the actual price will prevail.  If the Retail Price of an item of Merchandise is less than the Cost Value of such item of Merchandise as determined under section 5.3(a) and (b), the Cost Value of all such items of Merchandise shall be such Retail Price.

(d)           Other than Excluded Defective Merchandise, in lieu of any other adjustments to the Cost Value of Merchandise under this Agreement (e.g., adjustments for Defective Merchandise, clearance merchandise, and/or sample merchandise), the aggregate Cost Value of the Merchandise shall be adjusted (i.e., reduced) by means of a single global downward adjustment equal to one percent (1%) of the sum of the aggregate Cost Value of the Merchandise.

Section 6. Sale Term.

6.1 Term.  The Sale shall commence at the Closing Stores on November 5, 2008 (the “Sale Commencement Date”).  Agent shall complete the Sale at the Closing Stores, and shall vacate all of the Closing Store premises on or before December 31, 2008 (the “Sale Termination Date”) unless the Sale and the Sale Termination Date are extended by mutual agreement of Agent and Merchant following a commensurate extension of the expiry date of the Agent Letter of Credit, provided that Agent may terminate the Sale at any Closing Store location upon ten (10) days’ written notice to Merchant.  The period for the Sale Commencement Date to the Sale Termination Date shall be referred to herein as the “Sale Term.”

6.2 Vacating the Closing Stores.  On the Sale Termination Date, Agent shall leave the Closing Stores in “broom clean” condition (ordinary wear and tear excepted).  Agent shall vacate the Closing Stores on or before the Sale Termination Date, as provided for herein, at which time Agent shall surrender and deliver the Closing Store premises and Closing Store keys to Merchant.  Agent’s obligations to pay all Expenses, including Occupancy Expenses, for each Closing Store shall continue until the later of (a) the Sale Termination Date for each such Closing Store, or (b) the 7th day of the calendar month in which the Sale Termination Date for each such Closing Store occurs.  All assets of Merchant used by Agent in the conduct of the Sale (e.g. FF&E, supplies, etc.) shall be returned by Agent to Merchant or left at the Closing Stores premises at the end of the Sale Term to the extent the same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of Agent; provided, however, Agent shall remove all unsold Merchandise at the end of the Sale Term at each of the Closing Stores. Agent shall be responsible for all Occupancy Expenses (irrespective of any per diem cap on Occupancy Expenses) for a Closing Store for which Merchant is or becomes obligated resulting from Agent’s failure to vacate such Closing Store in a timely manner.

Section 7. Sale Proceeds.

7.1 Proceeds.  For purposes of this Agreement, “Proceeds” shall mean the aggregate of:  (a) the total amount (in U.S. dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes, and (b) any proceeds of Merchant’s insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term.

7.2 Deposit of Proceeds.  During the Sale Term, all Proceeds of the Sale (including credit card Proceeds), shall be deposited on a daily basis into Merchant’s existing accounts designated for the designated Closing Stores, but also are segregated and designated solely for the deposit of Proceeds of the Sale (including credit card Proceeds), and the disbursement of amounts payable by Agent hereunder (the “Designated Merchant Accounts”).

7.3 Credit Card Proceeds.  Agent shall have the right (but not the obligation) to use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding, Merchant identification number(s) and existing bank accounts) for credit card Proceeds.  Merchant shall process credit card transactions on behalf of Agent, applying customary practices and procedures.  Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant’s credit card processor(s), and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s Merchant identification number(s).  All credit card Proceeds will constitute the property of Agent and shall be deposited into the Designated Merchant Accounts.  Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

7.4 Petty Cash.  In addition to the Guaranteed Amount, Agent shall purchase all cash in the Stores on and as of the start of business on the Sale Commencement Date and shall reimburse Merchant on a dollar for dollar basis therefor.

Section 8. Sale of Warranties and Installation Services

8.1 Subject to Merchant's approval, Agent shall be provided the right to sell warranties during the Sale at full retail price.  The sale of warranties shall not be included in the calculation of Proceeds; however, profits from the sale of warranties shall be shared.  Merchant shall retain or Agent shall remit (if deposited in Agent account) sufficient payment to cover cost of service and related commissions after which payment will be shared 90% to Merchant and 10% to Agent.

8.2 In all Closing Stores, Agent shall have the right to sell (i) home theater installation services, and (ii) car mobile entertainment installation services during the Sale Term ((i)-(ii) collectively, the “Permitted Installation Services”).  The sale of all Permitted Installation Services shall be at full Retail Price.  The sale of Permitted Installation Services shall not be included in the calculation of Proceeds, however, profits from the sale of Permitted Installation Services shall be shared.  All Permitted Installation Services sales shall be discontinued no later than ten (10) days prior to the closing date for such Closing Store and all work required to complete the Permitted Installation Services shall be completed no later than five (5) days prior to the closing date for such Closing Store.  Merchant shall retain or Agent shall wire to Merchant (if deposited in Agency Accounts) sufficient funds to cover the cost of the Permitted Installation Services, after which all remaining funds generated from the Permitted Installation Services shall be shared 90% to Merchant and 10% to Agent.

Section 9. Conduct of the Sale.

9.1 Rights of Agent.  Agent shall be permitted and hereby is authorized to conduct, advertise, post signs and otherwise promote the Sale consistent with the sale guidelines attached hereto as Exhibit 2 (the “Sale Guidelines”). In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole discretion, shall have the right, limited only by the Sale Guidelines:

(a) subject to section 9.10, conduct, to advertise, post signs, and otherwise promote, including the use of banners, signwalkers, and a-frame signs, the Sale as a "store closing", "sale on everything", "everything must go", or similar themed sale, all in accordance with the Sale Guidelines and provided that such advertising methods are not prohibited by Applicable Law;

(b) to establish and implement advertising and promotion programs consistent with the Sale themes set forth above; provided, that Merchant shall have the right to approve all such advertising and promotion in advance, which approval shall not be unreasonably withheld or delayed;

(c) to establish Closing Store hours which are consistent with the terms of applicable leases;

(d) to use without charge during the Sale Term all FF&E, advertising materials, computer hardware and software, existing supplies located at the Closing Stores, intangible assets (including Merchant’s name, logo and tax identification numbers), Closing Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Closing Stores, and any other assets of Merchant located at the Closing Stores (whether owned, leased, or licensed);

(e) to use, subject to Section 4.1(r), Merchant’s central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale; provided, however, that in the event that Agent expressly requests Merchant to provide services other than those normally provided to the Closing Stores and relating to the sale of merchandise by Merchant, Agent shall be responsible for the actual incremental cost of such services as an Expense of the Sale; and

(f) to transfer Merchandise between and among the Closing Stores, the costs of which shall be paid by Agent as an Expense of the Sale.

9.2 Rights of Merchant.  In addition to any other rights granted to or retained by Merchant under this Agreement, Merchant reserves and shall have the right to place signage at all Closing Stores on the day of the official store closing announcement and such signage shall remain in place through the Sale Commencement Date in size(s) and placement(s) mutually agreed to by Agent and Merchant, which agreement shall not be unreasonably withheld by either party.  The signage may, among things, notify customers of the change in operation status at the Closing Stores, advise customers that a store closing sale will be conducted at the Closing Stores, and identify other Merchant store locations that will not be closing.

9.3 Terms of Sales to Customers.

(a) Final/As is Sales.  All sales of Merchandise will be “final sales” and “as is”, and all advertisements and sales receipts will reflect the same.  Agent shall clearly mark all receipts for Merchandise sold at the Closing Stores in market locations in which there are ongoing stores so as to distinguish such Merchandise from the Merchandise sold at Merchant’s ongoing retail store locations.  Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties and, to the extent purchased, all warranties to customers.  All sales will be made only for cash and nationally recognized bank credit cards.

(b) Gift Certificates and Rebates.  As directed by Merchant, Agent will accept Merchant’s gift certificates and rebates issued by Merchant prior to the Sale Commencement Date, and honor other customer programs, including but not limited to all Customer Satisfaction Programs for items purchased prior to the commencement of the Sale (including, but not limited to, acceptance of gift certificates, rebates, honoring of customer deposits and warranties, and granting of refunds for items purchased prior to the commencement of the Sale), to the extent that such programs were in effect at the time the items were purchased by such customers, provided that Agent shall be reimbursed by Merchant in connection with the Weekly Sale Reconciliation contemplated under Section 3.5 hereof on a dollar for dollar basis for any such programs honored by Agent.  Notwithstanding anything herein to the contrary, Agent shall not be permitted to sell any Merchant or third party gift cards.

(c) Future Delivery Program.  Agent will honor (i) special order and other inventory items for which the customer remitted payment in full to Merchant prior to the Sale Commencement Date, but for which the customer has not taken delivery or possession of such item ("Reserve Inventory") and (ii) inventory items for which the customer has not remitted payment in full to Merchant prior to the Sale Commencement Date and, as a result, has not taken delivery or possession of such item ("Layaway Inventory", and together with Reserve Inventory, "Reserve & Lay Inventory").

9.4 Sales Taxes.  During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise as indicated on Merchant’s point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and collected by Agent, on Merchant’s behalf, and deposited into Merchant’s existing accounts, trust accounts or other accounts, as designated by Merchant; provided, further, that to the extent the Merchandise is sold on a tax-exempt basis, e.g., sold on a wholesale basis, Agent shall complete all applicable forms, including, without limitation, resale certificates, and provide all completed forms to Merchant in connection with the Final Reconciliation.  Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities.  Merchant will be given access to the computation of gross receipts for verification of all such Sales Tax collections. If Agent fails to perform its responsibilities in accordance with this Section 9.4, and provided Merchant complies with its obligations in accordance with this Section 9.4, Agent shall indemnify and hold harmless Merchant from and against any and all costs including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or, to the extent Agent is required hereunder to prepare reports and other documents, the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

9.5 Tax Consequences.  Without limiting the generality of Section 9.4 hereof, it is hereby understood and agreed for all tax purposes that because Agent is conducting the Sale solely as agent for the Merchant, all payments contemplated by and among the parties to this Agreement (including the payment by the Agent of the Guaranteed Amount) do not represent the sale of tangible personal property and, accordingly, are not subject to the Sales Taxes.

9.6 Supplies.  Agent shall have the right to use all existing supplies (e.g. boxes, bags, twine) located at the Closing Stores at no charge to Agent.  In the event that additional supplies are required in any of the Closing Stores during the Sale, Merchant agrees to promptly provide the same to Agent.  Supplies have not been since October 15, 2008 and shall not be prior to the Sale Commencement Date, transferred by Merchant to or from the Closing Stores so as to alter the mix or quantity of supplies at the Closing Stores from that existing on such date, other than in the ordinary course of business.

9.7 Returns of Merchandise.  Unless otherwise instructed by Merchant, Agent is directed to accept all returns at all Closing Stores in accordance with Merchant's return policies in effect on the Sale Commencement Date.  Any returned merchandise that is saleable as first-quality merchandise shall be included in Merchandise and returned to the sales floor.  For purposes of the calculation of the Guaranteed Amount the Merchandise shall be valued at the Cost Value applicable to such item.  The aggregate Cost Value of the Merchandise shall be increased by the Cost Value multiplied by the inverse of the prevailing discount for that particular category at the time of the return of any returned Merchandise included in Merchandise, and the Guaranteed Amount shall be adjusted accordingly.  Any increases in payment on account of the Guaranteed Amount as a result of returned Merchandise shall be paid by Agent pursuant to Section 3.3 hereof.  Notwithstanding anything to the contrary in applicable return policies, Agent shall not accept returns of merchandise where the customer contemplates repurchasing the same item so as to take advantage of the sale price being offered by Agent.

9.8 Refunds.  If required by Merchant's return policies in effect on the Sale Commencement Date, Agent shall reimburse customers for returned merchandise in the same tender as such item was purchased (the "Refund").  Merchant shall promptly reimburse Agent in cash for any Refunds Agent is required to issue to customers in respect of any returned Merchandise as part of the Weekly Sale Reconciliation.  Any returned merchandise not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, returned to Merchant at the end of the Sale Term.  Merchant and Agent shall jointly track returns of merchandise for purposes of determining any increase or decrease to the Guaranteed Amount, or any amounts owed by Merchant to Agent as a result of Agent accepting such returns or issuing Refunds.

9.9 Force Majeure.  If any casualty or act of God or act of terrorism prevents or substantially inhibits the conduct of business in the ordinary course at any Closing Store, then such Closing Store and the remaining Merchandise located at such Closing Store shall be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Merchandise or business interruption shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale that is not the subject of insurance proceeds.

9.10 Limitations on Advertising and Conduct of Sale.  Notwithstanding anything in this Agreement or in the Sale Guidelines to the contrary, the Agent shall not be permitted and expressly agrees not to conduct, advertise, post signs or otherwise promote the Sale as a "going-out-of-business sale".

9.11 Customer Transition to Ongoing Stores.  During the Sale, Agent shall develop and recommend to Merchant the use of transitional marketing materials in the Closing Stores to direct customers to Merchant’s ongoing stores, which transitional marketing materials will include, at Merchant’s option, signage in the Stores, flyers and pamphlets distributed to customers at time of sale, and include transition language on sales receipts.

9.12 Compliance with Applicable Law.  Agent shall comply with all federal, state and local laws, rules, regulations and ordinances ("Applicable Law") applicable to them in connection with the transactions contemplated by this Agreement, and shall obtain all necessary consents and permits, required by law, necessary to fulfill obligations hereunder so as not to violate any law.  For the avoidance of doubt and without limiting the generality of the foregoing, Applicable Law includes, without limitation, all public health and safety laws, rules, regulations and ordinances, tax, labor, employment, environmental, and consumer protection laws, rules, regulations and ordinances, including consumer laws, rules, regulations and ordinances governing deceptive practices and false advertising, and "going out of business," "store closing," similar inventory liquidation sales, or bulk sales laws, rules, regulations and ordinances.

Section 10. Employee Matters.

10.1 Merchant’s Employees.  Agent may use Merchant’s employees in the conduct of the Sale to the extent Agent in its sole discretion deems expedient, and Agent may select and schedule the number and type of Merchant’s employees required for the Sale.  Agent shall identify any such employees (including, without limitation, Merchant’s District Managers in Closing Markets used by Agent in connection with the Sale) to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date.  Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent.  Merchant and Agent agree that nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, payroll, benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees; provided, however, that nothing herein shall affect Agent's obligations to pay the Expenses of the Sale  Merchant shall not, without Agent’s prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of its employees in anticipation of the Sale or prior to the Sale Termination Date.  Merchant has not terminated and shall not during the Sale Term terminate any employee benefits or benefit programs.

10.2 Termination of Employees.  Agent may in its discretion stop using any Retained Employee at any time during the Sale.  In the event that Agent determines to stop using any Retained Employee, Agent will notify Merchant at least ten (10) days prior thereto, except for termination “for cause” (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such event.  From and after October 31, 2008, and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Closing Stores except “for cause” without Agent’s prior consent.

10.3 Payroll Matters.  During the Sale Term, Merchant shall process and pay the base payroll and all related payroll taxes, worker’s compensation and benefits for all Retained Employees, and any additional hires, in accordance with its usual and customary procedures.  Agent’s own employees, independent contractors and temporary employees retained by Agent through third party agencies will not be deemed Retained Employees at any time during the Sale.  Notwithstanding anything in this Agreement to the contrary, to the extent the Proceeds are insufficient, Agent shall fund, in advance, all payroll and related expenses for Retained Employees at least two (2) business days prior to the date that such payments are due by the Merchant.

10.4 Employee Retention Bonuses.  Agent shall have the right to elect to pay, as an Expense, retention bonuses (each a “Retention Bonus”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable), up to a maximum of 10% of base payroll, to certain Retained Employees who do not voluntarily leave employment and are not terminated “for cause”.  Subject only to limitation of 10% of base payroll, the actual amount to be paid to each such Retained Employee shall be in an amount to be determined by Agent, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s payroll system.  Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan within two (2) business days after the Sale Commencement Date.

Section 11. Conditions Precedent.  The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

(a) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default (as defined herein) shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

(b) Merchant shall have provided Agent reasonable access to all pricing and cost files, and all other documents relative to the price, mix and quantities of inventory located at the Closing Stores.

(c) Agent shall have obtained, in the name of and with the reasonable assistance of Merchant, all permits and licenses necessary to conduct the Sale.

(d) Merchant shall have obtained any necessary consent to the Sale from its secured lenders, and provided Agent with the security described in Section 17 hereof.

Section 12. Representations and Warranties.

12.1 Merchant’s Representations, Warranties Covenant, and Agreements.  Merchant hereby represents, warrants, covenants, and agrees in favor of Agent as follows:

(a) Merchant: (i) is a entity duly organized, validly existing and in good standing under the laws of the state of its organization stated above; (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is and during the Sale Term will continue to be duly authorized to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including the jurisdiction in which the Closing Stores are located.

(b) Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder.  Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale.  Each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms.  No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for Merchant’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor.  No contract or other agreement to which Merchant is a party or by which Merchant is otherwise bound will prevent or impair the Agent conducting the Sale or any other transactions contemplated by this Agreement, except to the extent the Agent conducts the Sale contrary to the provisions of any governing Closing Store lease.

(c) Merchant owns and will own at all times during the Sale Term, good and marketable title to all of the Merchandise (other than consigned Merchandise).

(d) Merchant has and will maintain its pricing files in the ordinary course of business, and prices charged to the public for goods (whether in-Closing Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein.  All pricing files and records requested by Agent relative to the Merchandise have been and will continue to be made available to Agent.  All pricing files and records are and shall continue to be true and accurate in all material respects as to the actual Cost Value of the Merchandise.  Merchant’s price files reflect hard markdowns taken by Merchant on items of Merchandise but do not reflect point-of-sale or other temporary promotional activity.

(e) Merchant shall ticket or mark all items of inventory received at the Closing Stores prior to and after the Sale Commencement Date in a manner consistent with similar inventory located at the Closing Stores and in accordance with Merchant’s historic practices and policies relative to pricing and marking inventory.  Merchant has taken hard markdowns consistent with the margins represented in the due diligence materials provided by Merchant to Agent.

(f) Merchant covenants to continue to operate the Closing Stores in the ordinary course of business from the October 31, 2008, to the Sale Commencement Date, in that (i) Merchant shall continue selling inventory during such period at customary prices, (ii) Merchant shall not promote or advertise any sales or in-store promotions (including POS promotions) to the public except for Merchant’s historic and customary promotions for all of its locations, (iii) Merchant shall not return inventory to vendors and, shall not transfer Merchandise or Supplies between or among Closing Stores, except for receipt of goods in the ordinary course of business from Merchant’s vendor’s; (iv) Merchant shall not make any management personnel moves or changes at the Closing Stores without Agent’s prior consent (which consent will not be unreasonably withheld), (v) Merchant shall continue to handle Return to Vendor, to be repaired and damaged merchandise in the ordinary course, and (vi) Merchant will continue to replenish inventory in the ordinary course of Merchant’s business through the Sale Commencement Date.  Except as previously disclosed to Agent or provided for herein, Merchant has not and shall not purchase or transfer to or from the Closing Stores any inventory outside the ordinary course in anticipation of the Sale.

(g) No action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Merchant, or has been settled or resolved, or to Merchant’s knowledge, is threatened against or affects Merchant, relative to Merchant’s business or properties and that questions the validity of this Agreement or that, if adversely determined, would adversely affect the conduct of the Sale.

(h) To the best of Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state, or local product safety laws, rules and standards.  Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the Sale Commencement Date.

(i) No event of default or event which with the giving of notice, the passage of time, or both has occurred on the part of Merchant under any Closing Store lease, reciprocal easement agreement or similar agreement relating to the occupancy of the Closing Stores.  Throughout the Sale Term, Agent shall have the right to the uninterrupted use and occupancy of, and peaceful and quiet possession of the Closing Stores, the assets currently located at the Closing Stores, and the services provided at the Closing Stores.  Merchant shall throughout the Sale Term maintain in good working order, condition and repair, at its sole expense (except to the extent such amounts are included in Occupancy Expenses), all cash registers, heating systems, air conditioning systems, elevators, escalators, Closing Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Closing Stores.

(j) Merchant has paid and will continue to pay throughout the Sale Term, (i) all self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs, (ii) all casualty, liability, workers’ compensation and other insurance premiums, (iii) all utilities provided to the Closing Stores, and (iv) all applicable taxes.

(k) Merchant has not and shall not throughout the Sale Term take any actions the result of which is to increase the cost of operating the Sale, including, without limitation, increasing salaries or other amounts payable to employees.

(l) Except as provided herein and may subsequently be agreed to by the parties or as may be approved by a court presiding over a chapter 11 proceeding, if any, during the Sale Term, Merchant shall not promote sales at any of its stores included in the same market as any Closing Store outside the ordinary course of business.

(m) As of the Sale Commencement Date, the Cost Value as a percentage of Retail Price (the “Cost Factor”) with respect to the Merchandise shall not be greater than sixty-eight and seven-tenths percent (68.7%) for such Merchandise (the “Cost Factor Threshold”).  To the extent that the Cost Factor Threshold exceeds the Cost Factor, the Guaranty Percentage shall be adjusted as set forth on Exhibit 12.1(m) or another remedy mutually agreed upon by Merchant and Agent.

(n) As of the Sale Commencement Date, the assortment and mix of the Merchandise, by category, shall not be materially different than as set forth on Exhibit 12.1(n), and the aggregate Cost Value of the Merchandise consisting of music/video shall not be in excess of 20% of the aggregate Cost Value of the Merchandise.  To the extent that the aggregate Cost Value of the Merchandise consisting of music/video is in excess of 20% of the aggregate Cost Value of the Merchandise, the Guaranty Percentage shall be adjusted as set forth on Exhibit 12.1(n) or another remedy mutually agreed upon by Merchant and Agent.

12.2 Agent’s Representations and Warranties.  Agent hereby represents, warrants and covenants in favor of Merchant as follows:

(a) Each member of Agent: (i) is validly existing and in good standing under the laws of the state of its organization; (ii) has all requisite power and authority to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder.  Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents and to perform its obligations thereunder.  Each of the Agency Documents has been duly executed and delivered by Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms.  No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor.  No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c) No action, arbitration, suit, notice, or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

Section 13. Insurance.

13.1 Merchant’s Liability Insurance.  Merchant shall continue at its cost and expense (subject to payment of the Expenses by Agent) until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of the Closing Stores, and shall cause Agent to be named an additional named insured with respect to all such policies.  Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal or material change.  In the event of a claim under any such policies, Merchant shall be responsible for the payment of all deductibles, retention’s or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent’s employees, independent contractors or agents (other than Merchant’s employees).

13.2 Merchant’s Casualty Insurance.  Merchant will provide throughout the Sale Term at its expense (subject to payment of the Expenses by Agent) fire, flood, theft and extended coverage casualty insurance consistent with Merchant's customary practices prior to the Sale Commencement Date.  In the event of a loss to the Merchandise on or after the Sale Commencement Date, the proceeds of such insurance attributable to the Merchandise plus any self insurance amounts and the amount of any deductible (which amounts shall be paid by Merchant), shall constitute Proceeds hereunder and shall be paid to Agent.  Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change.  Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date without Agent’s prior written consent.

13.3 Worker’s Compensation Insurance.  Merchant shall at all times during the Sale Term, at its cost (but subject to payment of the Expenses by Agent), maintain in full force and effect worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements.  Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of its insurance broker or carrier evidencing such insurance.

13.4 Agent’s Insurance.  Agent shall maintain, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Closing Stores, and shall cause Merchant to be named an additional insured with respect to such policies. Prior to the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonable satisfactory to Merchant.  In the event of a claim under such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, to the extent said claim arises from or relates to the alleged acts or omissions of Agent or Agent’s employees, agents or independent contractors).

13.5 Risk of Loss.  Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Closing Stores or the assets located therein or associated therewith, or of Merchant’s employees located at the Closing Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant’s obligations or liabilities with respect to any of the foregoing.  Merchant and Agent agree that Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Closing Stores during and after the Sale Term, except to the extent any such claim arises directly from the acts or omissions of Agent, or its supervisors or employees located at the Closing Stores (an “Agent Claim”).  In the event of any such liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant’s liability insurance carrier in accordance with Merchant’s historic policies and procedures, and shall provide a copy of the initial documentation relating to such claim to Agent.  To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide a copy of the initial documentation relating to such claim to Merchant.  In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party.

Section 14. Indemnification.

14.1 Merchant Indemnification.  Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a) Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b) any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term;

(c) subject to Agent’s compliance with its obligations under Section 9.4 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

(d) any consumer warranty or products liability claims relating to Merchandise;

(e) any liability or other claims asserted by customers, any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act), except for Agent Claims; and

(f) the negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents or representatives.

14.2 Agent Indemnification.  Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b) any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives;

(c) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment;

(d) any Agent Claims;

(e) any breach of or default under any and all applicable Closing Store leases arising or resulting from or related Agent's conduct of the Sale which is not in accordance with this Agreement or the Sale Guidelines at any and all Closing Stores; and

(f) the negligence or willful misconduct of Agent or any of its officer, directors, employees, agents or representatives.

Section 15. Defaults.  The following shall constitute “Events of Default” hereunder:

(a) Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder, which failure shall continue uncured seven (7) days after receipt of written notice thereof to the defaulting party; or

(b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made and throughout the Sale Term; or

(c) The Sale is terminated or materially interrupted or impaired at the Closing Stores for any reason other than (i) an Event of Default by Agent, or (ii) any other material breach or action by Agent not authorized hereunder.

In the event of an Event of Default, the non-defaulting party may, in its discretion, elect to terminate this Agreement upon seven (7) business days’ written notice to the other party.

Section 16. Fixtures.  If a request to sell all or a portion of the Excluded Merchandise is not made in accordance with section 5.2, upon request of Merchant at any time prior to the Sale Termination Date, Agent shall use its best efforts to sell Merchant’s owned FF&E.  Agent shall be entitled to twenty percent (20%) of the net proceeds from the sale of the FF&E; provided however, Merchant may elect to receive, in lieu of net proceeds and Agent’s commission, a lump sum payment, on a per Store basis, in an amount to be determined between Merchant and Agent.  Agent shall have the right to abandon any unsold FF&E upon termination of the Sale.

Section 17. Security Interest.

17.1 In consideration of Agent’s services and agreements hereunder (including, without limitation, Agent's agreement to advance certain Expenses), to secure all of Merchant's obligations to Agent hereunder, Merchant hereby grants to Agent a valid and perfected security interest in and lien upon all of Merchant's now owned or hereafter acquired (i)(a) Inventory (as defined in the Commercial Code of Virginia) located in the continental United States and (b) all FF&E, and (ii) all Proceeds (as defined in the Commercial Code of Virginia) of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property.  Merchant shall execute all documents and take all other actions as are reasonably required to perfect and maintain such security interest and lien.  The security interest and lien granted herein shall be junior in priority only to (x) the Lender Agent's security interests and liens and (y) any security interests and liens hereafter granted by Merchant in connection with any other financing facility in an amount not to exceed the lesser of (i) the amount granted under such financing facility and (ii) $75 million; provided, further, that, in connection with any such financing facility, Agent hereby agrees to execute all documents and take all other actions as reasonably required to memorialize the subordination agreement set forth in this section 17.1.  To the extent that an Event of Default  occurs and is not cured, Agent's damages shall accrue interest at the rate of 1.25% per month from and after the date that the Event of Default occurred

17.2 Upon the earlier of (i) entry of a final, non-appealable order of a U.S. bankruptcy court in a chapter 11 proceeding of the Merchant, if any, approving assumption of this Agreement and payment of any monetary cure amounts due and payable hereunder in cash or other immediately available funds, and (ii) two (2) days following payment by Merchant of all amounts due to Agent hereunder in cash or other immediately available funds, Agent agrees it shall release all security interests and liens granted under this Agreement. Agent shall execute all documents and take all other actions as are reasonably required to release such security interests and liens.

17.3 Merchant agrees that, in the event a  a chapter 11 proceeding is filed by or against it, Merchant shall file a motion on the first day of such proceeding seeking to assume its rights and obligations under this Agreement pursuant to section 365 of title 11, United States Code, and use its commercially reasonable best efforts to obtain prompt approval of such motion by the U.S. bankruptcy court.

Section 18. Merchant’s Right to Monitor.  Merchant shall have the right to monitor the Sale and activities attendant thereto and to be present in the Stores during the hours when the Stores are open for business, provided that Merchant’s presence does not unreasonably disrupt the conduct of the Sale.  Merchant shall also have a right of access to the Stores at any time in the event of an emergency situation, and shall promptly notify Agent of such emergency.

Section 19. Reporting. If requested, Agent shall furnish Merchant with reports no more regularly than weekly.  Such reports shall reflect the progress of the Sale, including, without limitation, the Proceeds received to date, and such other information regarding the Sale as Merchant reasonably requests.  Agent shall maintain and provide to Merchant sales records to permit calculation of and compliance with any percentage rent obligations under Closing Store leases.

Section 20. Agent.  All references to "Agent" in this Agreement shall mean each of Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC, jointly and severally.

Section 21. Miscellaneous.

21.1 Notices.  All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

If to Agent:	HILCO MERCHANT RESOURCES, LLC
5 Revere Drive, Suite 206
Northbrook, IL 60062
Attn: Eric Kaup
Tel: 847-849-2966
Fax: 847-897-0766
Email: ekaup@hilcotrading.com

- and -

GORDON BROTHERS RETAIL
PARTNERS, LLC
101 Huntington Avenue, 10th Floor
Boston, MA 02199
Attention: Rafael Klotz
Tel: (617) 422-6246
Fax: (617) 531-7929
Email: rklotz@gordonbrothers.com

If to Merchant:	Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233
Attn:  Reggie Hedgebeth
           Deborah Miller
Phone:  (804) 486-4000
Fax:  (804) 486-4877

With copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, DE 19899
Attn.: Gregg M. Galardi
Ian S. Fredericks
Phone: (302) 651-3000
Fax: (302) 651-3001

21.2 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Virginia without regard to conflicts of laws principles thereof.

21.3 Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

21.4 Amendments.  This Agreement may not be modified except in a written instrument executed by each of the parties hereto along with the written consent of the Lender Agent, which consent shall not be unreasonably withheld or delayed.

21.5 No Waiver.  No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

21.6 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, and their respective successors and assigns.  The parties hereto acknowledge that Lender Agent is a third party beneficiary of the Agreement.

21.7 Execution in Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement.  This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

21.8 Section Headings.  The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

21.9 Survival.  All representations, warranties, covenants and agreements made by the parties hereto shall be continuing, shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.

A JOINT VENTURE COMPOSED OF
HILCO MERCHANT RESOURCES, LLC
AND GORDON BROTHERS RETAIL PARTNERS, LLC

                By: HILCO MERCHANT RESOURCES, LLC

___________________________________
                                                                                By:
                                                                                Name:
                                                                                Its:

By: GORDON BROTHERS RETAIL PARTNERS, LLC

___________________________________
By:
Name:
Its:

CIRCUIT CITY STORES, INC.

___________________________________
By:  _______________________________
Its:  _______________________________

CIRCUIT CITY STORES WEST COAST, INC.

___________________________________
By:  _______________________________
Its:  _______________________________

EXHIBITS

[The following exhibits to the Agency Agreement have been omitted:

Exhibit 1 – Store List

Exhibit 2 – Circuit City Sale Guidelines

Exhibit 3.1(c) – Merchandise Threshold Schedule

Exhibit 3.3(b) – Form of Agent Letter of Credit

Exhibit 4.1 – Per Diem Occupancy Schedule

Exhibit 5.3(b) – Inventory Summary

Exhibit 12.1(m) – Cost Factor

Exhibit 12.1(n) – Store Entertainment Threshold

The Company will furnish supplementally any of the above exhibits to the Securities and Exchange Commission upon request.]